SECURITIES AND EXCHANGE COMMISSION

                                 WASHINGTON, DC

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

            The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.    Name: The Prudential Discovery Select Group Variable Contract Account

B.    Address of Principal Business Office (No. & Street, City, State, Zip
      Code):

                  2 Gateway Center, 18th Floor
                  Newark, NJ 07102-5096

C.    Telephone Number (including area code):

                  (201)367-1215

D.    Name and address of agent for service of process:

                              Peter T. Scott, Esq.
                   The Prudential Insurance Company of America
                       c\o Prudential Retirement Services
                             30 Scranton Office Park
                              Moosic, PA 18507-1789

                                    Copy to:

                              Stephen E. Roth, Esq.
                          Sutherland, Asbill & Brennan, L.L.P
                         1275 Pennsylvania Avenue, N.W.
                            Washington, DC 20004-2404

E.    Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  Yes |X|           No |_|

            Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Newark, State of New Jersey this 12th day of March, 1997.


(SEAL)            The Prudential Discovery Variable Contract Account
                              (Name of Registrant)


            By: The Prudential Insurance Company of America
                                       (Name of Depositor)

ATTEST:

------------------------------------     By: /s/Peter T. Scott
(Name)                                      ------------------------------------
                                             Assistant General Counsel
------------------------------------        ------------------------------------
(Title)                                     (Title)